Letter of Intent to Purchase Land Use Right and Buildings

Seller : Dongguan Qianshun Hardware, Inc

Representative:  Lin Lixue

Address: 3 Middle, Qingxi Town, Dongguan City, Guangdong Province, China

Tel: 13609691757

Purchaser: Hong Kong CashTech Investment, Ltd

Tel:  13314601177

In accordance with the provisions of P.R.China Contract Law, Seller and Purchaser are willing to enter into the following intent.

A.	Purchase and Sale:

1.
Seller would like to provide the right of use of the following realty to the Purchaser:  the four facility buildings (36468 square meters), along with an office building (5245. 56 square meters) and three dormitory buildings (14710.96 square meters), as well as a power supply facility (195 square meters, including power supply equipment with 2000 KVA power supply capacity). All buildings are all located at 3 Middle, Qingxi Town, Dongguan City, Guangdong Province, China. The detailed location number of the land and buildings are subject to the certificate.

2.	Purchaser would like to purchase the realty which is stated above from the Seller.

B.	Price and Payment

1.	Price: both the Seller and the Purchaser agree with the purchase price of RMB 176,000,000.00.

2.
Payment: within three days after signing this letter of intent, Purchaser should pay 5% of the total purchase price as the deposit, which is RMB 8,800,000.00. The other 95% of the purchase price will be paid when signing the final contract.

C.	Default. Either party who defaults in satisfying the intent of this letter of intent shall be liable for the default responsibility.

D.	Seller guarantees that there is no legal dispute regarding the realty listed in A.1.

E.	Both parties should prepare for signing the final contract scheduled for January 5th 2011, after signing this letter of intent.

F.	Each party keeps one copy of this letter of intent. The specific content depends on the final purchase contract.

Signature of Seller	Signature of Purchaser
/s/ Lin Lixue	/s/Fu Zhiguo

Date : Dec 20, 2010	Date: Dec 20, 2010